PHOTOWORKS, INC.

Notice of Annual Meeting of Shareholders

To be held on Wednesday, April, 2006

To the Shareholders of PhotoWorks, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of PhotoWorks, Inc. (the "Company") will be held at 3:00 p.m. Pacific Standard Time, on Wednesday, April 26, 2006, at Suite 200, 71 Columbia Street, Seattle, Washington 98104, for the following purposes:

1.	To elect one (1) Class II director to serve a two year term and one (1) Class III director to serve a three year term.

2.	To ratify the appointment of Williams & Webster, P.S. as PhotoWorks, Inc. independent auditors for the Fiscal Year ending September 30, 2006.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 27, 2006, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

Werner Reisacher
Secretary

71 Columbia Street

Seattle, Washington 98104

March 31, 2006

_________________________________________________________________________________

YOUR VOTE IS IMPORTANT

The Company invites all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend the meeting in person, please sign, date and return the accompanying proxy in the enclosed stamped envelope. This will ensure the presence of a quorum at the meeting. Promptly signing, dating and returning the Proxy will save the Company the expense of additional solicitations. Your proxy is revocable at your request at any time before it is voted. Any shareholder may attend the Annual Meeting and vote in person even if that shareholder has returned a proxy card.

Your copy of the Company’s Annual Report for the fiscal year ended September 24, 2005 is enclosed. ________________________________________________________________________________________

PhotoWorks, Inc.

71 Columbia Street

Seattle, Washington 98104

PROXY STATEMENT

General

The Company is furnishing this Proxy Statement and the enclosed proxy (which are being mailed to shareholders on or about April 7, 2006) in connection with the solicitation of proxies by the Board of Directors of PhotoWorks, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, April 26, 2006, at 3:00 p.m. local time at Suite 200, 71 Columbia Street, Seattle, Washington 98104, and at any adjournment thereof (the “Annual Meeting”).

Record Date and Outstanding Shares

The Company has called the Annual Meeting for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. All holders of Common Stock of the Company (“Common Stock”) as of the close of business on February 27, 2006 (the “Record Date”), are entitled to vote at the meeting. As of the Record Date, there were 19,794,672 shares of Common Stock outstanding. The Company’s Common Stock trades on the Over the Counter Bulletin Board (OTCBB) under the symbol PHTW.

Quorum

A quorum for the Annual Meeting will consist of a majority of the aggregate number of outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy. Shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and count toward the quorum.

Voting

Each share of Common Stock outstanding on the Record Date is entitled to one vote at the Annual Meeting on all matters presented at the Annual Meeting. All shares represented by proxies will be voted in accordance with shareholder directions. If the accompanying proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting by the proxy holder in accordance with the instructions of the shareholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their discretion.

Under Washington law and the Company’s Amended and Restated Articles of Incorporation and Bylaws, if a quorum exists at the meeting, the nominee who receives the greatest number of votes cast for the election of a director by the shares present in person or represented by proxy and entitled to vote shall be elected as a director. With respect to the ratification of Williams & Webster, P.S. as independent auditors, the approval of a majority of shareholders present and voting on the proposal is required for passage. Abstentions and broker non-votes will have no impact on the outcome of any of the proposals.

Revocability of Proxies

A proxy may be revoked at any time before it is voted at the meeting. Any shareholder of record who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, to revoke a proxy a shareholder must deliver a proxy revocation, or another duly executed proxy bearing a later date, to the Corporate Secretary of the Company, at 71 Columbia Street, Seattle, Washington 98104, before the Annual Meeting or at the Annual Meeting. Attendance at the Annual Meeting will not revoke a shareholder’s proxy unless the shareholder votes in person at the meeting.

Solicitation of Proxies

The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company may engage an outside proxy solicitation firm to render proxy solicitation services and, if so, will pay a fee for such services. Solicitations of proxies may be made personally, or by mail, telephone, telecopier or messenger. The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding materials to their principals. All of the costs of solicitation of proxies will be paid by the Company. Proxies and ballots will be received and tabulated by Mellon Investor Services, an independent business entity not affiliated with the Company.

Voting Securities and Principal Holders

The following table sets forth information, as of the Record Date, with respect to all shareholders known by the Company who beneficially own more than 5% of the Company’s Common Stock. Except as noted below, each person or entity has sole voting and investment power with respect to the shares shown.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock
California Pacific Capital L.L.C. (1) Sunra Holdings, Ltd. Joseph Waechter Suite 1500 50 California Street San Francisco, CA 94111	6,468,271	31.75
Matinicus LP (2) Edward Holl John P. Zinn 51 West 95th Street New York, NY 10025	4,590,143	22.63
The Tahoma Fund, L.L.C. (3) Orca Bay Capital Corporation Orca Bay Partners, L.L.C. Stanley McCammon John E. McCaw, Jr. Ross Chapin P.O. Box 21749 Seattle, WA 98111	2,766,248	13.97
Madrona Venture Fund I-A, L.P. (4) Madrona Venture Fund I-B, L.P. Madrona Managing Director Fund L.L.C. Madrona Investment Partners L.L.C. Paul Goodrich 1000 2nd Avenue – Suite 3700 Seattle, WA 98104	1,383,124	6.99

(1)

The registered holder of these securities is Sunra Holdings, Ltd. California Pacific Capital controls Sunra and Joseph Waechter controls California Pacific Capital. The amount shown includes warrants to purchase 580,952 shares of common stock.

(2)	Mr. Holl and Mr. Zinn are the managers of entities that control Matinicus LP. The amounts shown include warrants to purchase 487,142 shares of common stock.
(3)

Orca Bay Partners, L.L.C., (“Orca Bay”) is the Manager of The Tahoma Fund, L.L.C., (“Tahoma”). Orca Bay Capital Corporation (“OBCC”), Stanley McCammon (“McCammon”), John E. McCaw, Jr. (“McCaw”), and Ross Chapin (“Chapin”) are all affiliates of Orca Bay.

(4)

Madrona Investment Partners, L.L.C., (“Madrona”) is the Manager of the Madrona Venture Fund I-A, L.P. , Madrona Venture Fund I-B, L.P. , and Madrona Managing Director Fund, L.L.C. Mr. Goodrich is an affiliate of Madrona.

Security Ownership of Management

The following table indicates ownership of the Company’s Common Stock and of options and warrants that are currently exercisable or exercisable within 60 days of February 27, 2006 by each director of the Company, each Named Executive Officer, and by all directors and executive officers as a group, all as of February 27, 2006.

Directors:	Age	Common Stock	Options and Warrants	Percent of Class
Philippe Sanchez	41	0	494,350	2.44
Edward C. Holl (1)	46	4,103,000	487,142	22.63
Paul B. Goodrich (2)	59	1,383,124	0	6.99
Matthew A. Kursh	40	0	21,250	*
Mark Kalow	50	0	0	*
Joseph Waechter (3)	52	5,887,319	580,952	31.75
Additional Named Executives:
Thomas Kelley	36	0	114,166	*
Gerald R. Barber (4)	54	95,336	146,250	1.21
Michael F. Lass	50	0	91,500	*
All current directors and named executive officers as a group (10 persons)		11,468,779	1,315,094	60.56

* Percent of class is less than 1%

(1)	Shares and warrants are owned by Matinicus LP, of which Mr. Holl is a controlling person.
(2)	Shares are owned by funds of which Mr. Goodrich is a controlling person.
(3)	Shares and warrants are owned by Sunra Holdings, Ltd., of which Mr. Waechter is a controlling person
(4)	Mr. Barber resigned as an executive officer on January 29, 2006.

PROPOSAL 1

Election of Directors

The Board of Directors of the Company currently consists of six directors classified into three classes. The Board of Directors of the Company has adopted a resolution, effective upon completion of the Annual Meeting, to reduce the number of directors to five. Matthew A. Kursh has not be re-nominated for election to the Board of Directors and his term as a director will terminate upon the election of new directors at the Annual Meeting. The table below sets forth the name, age, class and expiration of the term of the current Board of Directors.

Name	Age	Class	Expiration of Term
Paul B. Goodrich	59	I	2007
Edward C. Holl	46	II	2006
Philippe Sanchez	41	I	2007
Mark L. Kalow	50	II	2008
Matthew A. Kursh	40	III	2006
Joseph Waechter	52	III	2006

The Company’s Articles of Incorporation currently provide for a classified Board of Directors. At the 2005 Annual Meeting of Shareholders, the Company’s shareholders approved an amendment to the Articles of Incorporation eliminating the classified Board and providing for annual elections of directors. The Company has not filed Articles of Amendment with the Washington Secretary of State to effect such change, so for this Annual Meeting the Company retains its classified Board of Directors. The Company intends to file Articles of Amendment to effect the change following the Annual Meeting. The effect of this amendment will be that all directors will be elected annually thereafter.

The Board of Directors has nominated Mr. Holl and Mr. Waechter for re-election to the Board. If elected, Mr. Holl will serve until the Annual Meeting in 2008, and Mr. Waechter will serve until the Annual Meeting in 2009. As stated in the preceding paragraph, it is anticipated that subsequent to the Annual Meeting the Company’s classified board of directors will be eliminated and that each director’s term of office will expire at the next Annual Meeting. All directors hold office until the Annual Meeting of shareholders at which their terms expire and the election and qualification of their successors.

Although the Board of Directors anticipates that all nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unable or unwilling to serve, it is intended that proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

The Board of Directors recommends a vote “FOR” the election of Mr. Holl and Mr. Waechter.

Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for election of the directors set forth above.

The principal occupations and brief summary of the background of each director and nominee for director are as follows:

Philippe Sanchez has been the President and Chief Executive Officer since October 2003. From 2001 to 2003, Mr. Sanchez was senior Vice President of Marketing at Getty Images, a leading imagery company, where he managed worldwide strategic brand initiatives. From 1995 to 2001, Mr. Sanchez worked for Nike, Inc. serving in various general management, product marketing and merchandising roles in Europe, Asia and the Americas. From 1993 to 1995, Mr. Sanchez served as a licensing manager for Disney’s Consumer Products Europe and Middle East out of the company’s European headquarters in Paris.

Paul B. Goodrich became a director in February 2000. Mr. Goodrich is a Managing Director of Madrona Venture Group, L.L.C., an early-stage venture capital firm focused on the Internet economy in the Northwest. Mr. Goodrich was formerly the Seattle Partner for a Chicago-based venture capital firm and a Partner with Perkins Coie, a Seattle law firm. He is a director of Sharebuilder Corporation.

Mark L. Kalow became a director in May 2004. Mr. Kalow co-founded and served as COO and CFO at Live Picture, Inc. in 1993. He also served as Interim CEO to sell Live Picture to MGI Software (transaction closed in June 1999). More recently, Mr. Kalow co-managed the U.S. venture capital activities of a major Japanese strategic software and services investor, Trans Cosmos USA. His experience also includes management positions in finance, product management and marketing at IBM, and as vice president of telecommunications for two years at Chase Manhattan Bank.

Joseph Waechter became a director in August 2005. Mr. Waechter has served as a director and the President of Sunra Capital Holdings, Ltd., an investment firm, since May 2002. He is also the Managing Partner of California Pacific Capital, LLC. Since 1998, he has been a director of Merchants Group International, an investment firm. From 1989 to December 1997, Mr. Waechter served as Chairman and Chief Executive Officer of United Micronesia Development Association, Inc., a holding company with investments in the tourism, telecommunications and airline industries. During that period, he served as a Director of Continental Micronesia, Inc., a commercial airline. From 1994 to 1997, Mr. Waechter served as Chairman, Chief Executive Officer and a Director of Danao International Holdings, a developer of golf, hotel and resort projects in Vietnam. From 1972 to 1987, Mr. Waechter served in a number of positions with DHL Worldwide Express, an international air express delivery company, including President and Chief Executive Officer from 1983 through 1987. Mr. Waechter holds a B.A. degree from San Francisco State University.

Edward C. Holl became a director of the Company in October 2005. He currently serves as President of California Atlantic Limited Inc., and Managing Member of Matinicus Capital Management LLC, both private investment firms. He also serves in various adversary roles to private companies in which he invests as a private investor.  Prior to this, Mr. Holl served as senior executive of Merchants Group International, a California based private equity firm.  Mr. Holl has 25 years experience in the financial industry having held various executive and non-executive positions since 1982. He started his career with Bateman Eichler Hill Richard Inc. of Los Angeles, where he co-founded the firm’s first investment management group which accumulated over $1 Bullion in assets after three year of launch between 1986 and 1989.  Mr., Holl was a Senior Vice President with Shearson Lehman Brothers between 1990 and 1993 and later on Chairman and CEO of two smaller broker dealers in northern California. Mr. Holl has held a variety of board and advisory positions since 1982. Mr. Holl received a BA from Occidental College in Los Angeles, a C.E.P. from the Institut D'Études Politiques de Paris in France and an MBA from the Anderson Graduate School of Management at the University of California, Los Angeles.

Board and Committee Meetings

The Board of Directors of the Company held a total of 11 meetings during the fiscal year ended September 24, 2005. Each of the incumbent Directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and by all committees of the Board of Directors on which they served.

The Board of Directors has an Audit Committee which consists of Messrs. Kalow and Holl. Prior to his resignation from the Board of Directors on October 18, 2005, Mr. Ross Chapin was a member of the Audit Committee. The Committee is governed by a charter adopted by the Board of Directors on May 30, 2000. Pursuant to the charter, the function of the Audit Committee is:

•	to provide the opportunity for direct communication between the Board of Directors and the Company’s internal and external auditors;
•	to monitor the design and maintenance of the Company’s system of internal accounting controls;
•	to select, evaluate and replace the external auditors;
•

to review the results of internal and external audits as to the reliability and integrity of financial and operating information and the systems established to monitor compliance with the Company’s policies, plans and procedures and with laws and regulations; and

•	to review the relationships between the Company and the external auditors to ascertain the independence of the external auditors.

The Audit Committee held 5 meetings during fiscal 2005.

Until August 2005, the Board of Directors had a Compensation Committee which consisted of Messrs. Goodrich and, Kursh. The Committee was responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the Chairman and Chief Executive Officer, and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. On august 9, 2005, the Board of Directors terminated the Compensation Committee. The functions of the Compensation Committee are now handled by the Board of Directors.

The Board of Directors does not have a standing nominating committee. The Board of Directors will consider written proposals from shareholders for nominees or directors as described below.

Director Nomination

Criteria for Nomination to the Board. The Board considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, and that members of the Company’s audit committee meet the financial literacy requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, the ability to work effectively as part of a team, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Shareholders Proposals for Nominees. The Board will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Board c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name(s) and address(es) of the shareholders(s) making the nomination and the number of shares of Common Stock which are owned beneficially and of record by such shareholders(s); and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Shareholder Proposals for the Annual Meeting for Fiscal Year End 2005” below.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to fill vacancies on the Board is initiated by conducting an assessment of critical Company and Board needs, based on the present and future strategic objectives of the Company and the specific skills required for the Board as a whole and for each Board Committee. A third-party search firm may be used by the Board to identify qualified candidates. These candidates are evaluated by the Board by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Serious candidates meet with all members of the Board, and as many of the Company’s executive officers as practical.

The Board expects that a similar process will be used to evaluate nominees recommended by shareholders. However, to date, the Company has not received any shareholder’s proposal to nominate a director.

Directors’ Compensation

During the past fiscal year and through April 1, 2005, directors received no cash compensation, meeting or committee fees for their service on the Board of Directors. Commencing April 1, 2005, non-employee directors that are not affiliated with a shareholder who has the right to nominate a director received a retainer of $1,800 per month plus $200 for each Board meeting attended in person and $100 for each telephonic Board meeting. No compensation was paid for attending committee meetings. Directors were entitled to reimbursement for reasonable travel expenses, including lodging, incurred in connection with attendance at Board meetings.

Pursuant to the terms of the Company’s 1987 Stock Option Plan, each Director who is not an employee of the Company is automatically granted an option to purchase 11,250 shares of the Company’s Common Stock, annually on the first Wednesday of March. Each non-employee Director waived his grant for 2005. On September 20, 2005, Mr. Kalow and Mr. Kursh were granted options to purchase 75,000 shares of common stock. These options were granted with an exercise price equal to fair market value on the date of grant. The options vest quarterly over a four year period.

Commencing October 1, 2005, each independent director receives an annual retainer of $10,000 and a fee of $1,000 per board meeting attended in person and $200 for each board meeting attended telephonically. The Chair of the Audit Committee receives an additional annual retainer of $5,000. Members of the Audit Committee who are independent receive a fee of $1,000 per meeting attended in person and $200 per meeting attended telephonically.

 Executive Compensation

The following table sets forth certain information concerning the compensation paid by the Company for services rendered during fiscal years 2005, 2004 and 2003 to any person who served as Chief Executive Officer during fiscal 2005, and executive officers of the Company whose total salary and bonus exceeded $100,000 in fiscal 2005 (the “Named Executive Officers”):

Summary Compensation Table
		Annual Compensation		Long-term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Securities Underlying Options	All Other Compensation(1)
Philippe Sanchez (2) President/CEO, and Director	2005 2004	$251,681 209,540	$67,500 0	873,400 200,000	$2,390 2,029
Thomas Kelley, Vice President/Chief Marketing Officer(3)	2005 2004	$168,750 50,135	0 0	200,000 40,000	$1,866 467
Gerald R. Barber, Vice President/Chief Information Officer (4)	2005 2004	$160,268	$25,500	235,000 55,000	$1,866 557
Michael F. Lass Vice President-Operations	2005 2004 2003	$162,295 162,310 175,362	0 0 36,450	0 0 45,000	$1,866 1,622 7,123

(1) These amounts represent Company contributions to the PhotoWorks 401(k) Plan and payments for term life insurance, short-term disability insurance and long-term disability insurance.

(2) Mr. Sanchez was appointed President/CEO and Director on October 20, 2003.

(3) Mr. Kelley joined the Company in June 2004.

(4) Mr. Barber joined the Company in May 2004.

Employment Agreements

The Company and Mr. Philippe Sanchez are parties to an employment agreement dated October 3, 2003 (the “agreement”). Under terms of the agreement, Mr. Sanchez currently receives a base annual salary of $275,000. Mr. Sanchez will also participate in a performance bonus program of up to 40% of base salary. The performance bonus plan provides financial incentives based on the Company’s results compared to financial and other metrics established by the Compensation Committee and approved by the Board of Directors. As a hiring incentive, Mr. Sanchez received a stock option grant of 150,000 shares of Common Stock at an exercise price equal to the fair market value of the shares on the date the option was granted with a vesting period equal to four years. In addition, Mr. Sanchez received a stock option grant for 50,000 shares of Common Stock at an exercise price of $0.05. These shares vested in full at the one-year anniversary of the grant date. Vesting of the stock options is subject to continued employment with PhotoWorks. Vesting may accelerate in certain instances.

Option Grants in Last Fiscal Year

The Company has stock option plans pursuant to which options to purchase Common Stock are granted to officers and key employees of the Company. The following tables show stock option grants and exercises pertaining to the named Executive Officers of the Company during fiscal 2005, and the year-end potential realizable value of all their outstanding options. The vesting of options may be accelerated at the discretion of the administrator of the option plans.

	Number of Securities Underlying Options Granted (1)	Individual Options Granted			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Exercise Expiration (3)
		% of Total Options Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date

					5%	10%
Philippe Sanchez	873,400	30.9%	$.071	8/31/15	$960,740	$1,458,578
Thomas Kelley	200,000	7.1%	$.071	8/31/15	220,000	334,000
Gerald R. Barber	185,000	6.5%	$0.71	8/31/15	203,500	308,950
Michael F. Lass	141,000	5.0%	$.071	8/31/15	155,100	235,470

____________________________

(1)

The Company's stock option plans are administered by the Compensation Committee of the Board of Directors, which determines to whom options are granted, the number of shares subject to each option, the vesting schedule and the exercise price. Options granted to officers or directors of the Company from the Company’s 2005 Stock Incentive Compensation Plan may be exercised for a period of three months following termination of employment.

(2)

All options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant. The exercise price may be paid by delivery of shares already owned by the option holder with a market value equal to the aggregate exercise price. With the permission of the Compensation Committee, the exercise price may also be paid by withholding shares that would otherwise be received by the option holder.

(3)

Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the five year option term. These values are calculated based upon requirements of the Securities and Exchange Commission and do not reflect the Company’s estimate or projection of future stock price performance. The actual value realized may be greater or less than the realizable value set forth in this table.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information, regarding options to purchase Common Stock held as of September 24, 2005, by each of the Named Executive Officers, as well as the exercise of such options during the fiscal year ended September 24, 2005. In addition, the following table reports the values for in-the-money options, which values represent the positive spread between the exercise price of such options and the fair market value of the Company’s Common Stock as of September 24, 2005.

	Shares Acquired Upon Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options at September 24, 2005 (2)		Value of Unexercised In-the-Money Options at September 24, 2005 (3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Philippe Sanchez	0	$0	493,350	580,050	$30,500	0
Thomas Kelley	0	$0	114,166	125,834	0	0
Gerald R. Barber	0	$0	146,250	93,750	8,550	0
Michael F. Lass	0	$0	91,500	108,500	500	0

____________________________

(1)

Value realized is calculated by subtracting the exercise price of the option from the market value of a share of the Company’s Common Stock on the date of exercise and multiplying the difference thereof by the number of shares purchased.

(2)	Future exercisability is subject to vesting and the option holder remaining employed by the Company.

(3)

Value is calculated by subtracting the exercise price of the option from the market value of a share of the Company's Common Stock as reported on the Over The Counter Bulletin Board (OTCBB) on September 24, 2005 and multiplying the difference thereof by the number of shares.

Ten Year Option Repricings

On August 9, 2005, the Board of Directors authorized the repricing of certain outstanding stock options of the Company. The Company has not previously repriced any options. The table below provides information regarding the effect of such repricing on all persons who were executive officers of the Company during the last ten fiscal years.

Name	Date	# of Securities Underlying Options Repriced	Market Price of Stock at Time of Repricing	Exercise Price at Time of Repricing	New Exercise Price	Length of Original Option Term Remaining at Date of Repricing
Philippe Sanchez	August 31, 2005	150,000	$.071	$2.75	$0.71	5 years
Thomas Kelley	August 31, 2005	40,000	0.71	2.10	0.71	6 years
Gerald R. Barber	August 31, 2005	40,000	0.71	2.50	0.71	6 years
Michael F. Lass	August 31, 2005	25,000	0.71	3.30	0.71	2 years

Upon completion of the Company’s recapitalization plan in July 2005, the Board of Directors granted additional options to management to reflect the effects of the dilution caused by the recapitalization plan and to provide meaningful equity incentives to senior management. In determining the size of these additional grants, the Board of Directors reviewed the existing options held by senior management and the exercise prices of those grants. Since many options held by management had exercise prices substantially higher than the current market value, the Board of Directors decided to reprice those options to current market value and to reduce the number of additional options that management was awarded. This had the effect of reducing the total number of options outstanding and of reserving additional authorized options for future grant.

Compensation Committee of the Board of Directors

Paul B. Goodrich

Matthew Kursh

Equity Compensation Plan Information

In millions (except per share amounts)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,606,357.71		1,649,550

Equity compensation plans not approved by security holders	150,000.71		0
	2,756,357		1,649550
Total

1999 Employee Stock Option Plan. In October 1999, the Company’s board of directors adopted the 1999 Employee Stock Option Plan, or 1999 Employee Plan, which provides for discretionary grants of non-qualified stock options to non-officer employees and other service providers. A total of 160,000 shares of common stock have been reserved for issuance under the 1999 Employee Plan. As of September 24, 2005, all of the options available under the 1999 Employee Plan had been granted.

Options under the 1999 Employee Plan expire between five and seven years from the grant date and each option has an exercise price of not less than the fair market value of the Company’s stock on the date the option is granted. The options granted under the 1999 Employee Plan generally vest over three to four years. In the event of termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, options may vest as determined by the Plan Administrator, or unless the acquiring company assumes the options or substitutes with comparable options.

Option Grant-Philippe Sanchez. On October 17, 2003, the Company’s board of directors granted 150,000 options as a one-time grant to recruit the Company’s President and Chief Executive Officer. The options granted to Mr. Sanchez vest over four years and expire seven years from the grant date. The option has an exercise price of $2.75 which was the fair market value of the Company’s stock on the date the option was granted. In the event of termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, options may vest as determined by the Plan Administrator. On August 9, 2005, the Board of Directors authorized the repricing of these options effective August 31, 2005 to a new exercise price of $0.71.

2005 Equity Incentive Plan. At the shareholders’ meeting held on June 28, 2005, the Company’s shareholders approved the creation of the 2005 Equity Incentive Compensation Plan (“2005 Plan”) and authorized the grant of options and restricted stock rights for 4,000,000 shares of common stock. As of September 24, 2005, there were options to purchase 2,350,450 shares outstanding and 1,649,550 shares available for awards under the 2005 Plan.

For fiscal 2005, all options under the 2005 Plan expire ten years from the grant date and each option has an exercise price of not less than the fair market value of the Company’s stock on the date the option is granted. The options granted under the 2005 Plan generally vest over three to four years. In the event of termination of an optionee’s employment with the Company, vesting of options will stop and the optionee may exercise vested options for a specified period of time after the termination. Upon certain changes in control of the Company, options may vest as determined by the Plan Administrator, or unless the acquiring company assumes the options or substitutes with comparable options.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors (the “Committee”) for fiscal year 2005, consisted of members of the Board who were all non-employee directors of the Company. The Committee is responsible for establishing the policies which govern the compensation of executive officers of the Company, setting compensation levels for the President and Chief Executive Officer, and reviewing the compensation packages for other executive officers recommended by the Chief Executive Officer. The goal of the Committee in administering executive compensation is to create a compensation plan which (i) rewards individual performance, (ii) aligns the interests of the executive with the immediate and long-term interests of the shareholders of the Company, (iii) ties a significant portion of compensation to improvements in the Company's financial performance and (iv) assists the Company in attracting and retaining key executives critical to the long-term success of the Company.

The compensation package provided to executive officers consists primarily of base salary, incentive bonus and long-term incentive in the form of stock options.

Base Salary. The Committee bases the combination of base salary and incentive bonus paid to the President and Chief Executive Officer on the approximate range of cash remuneration paid to executives performing similar duties for companies of comparable size in the Pacific Northwest. Although generally available data on the compensation of chief executive officers in the Pacific Northwest is considered, the experience of the members of the Committee and their knowledge of the community and industry practice have been the primary bases for this determination.

Base salaries for executive officers other than the President and Chief Executive Officer are determined annually by the CEO and reviewed by the Committee. In determining salary adjustments for executive officers, the CEO considers the individual officer's historical performance against his or her job responsibilities and personal compensation packages provided to executives performing similar duties for companies of comparable size in the Pacific Northwest, the rate of inflation, salary adjustments to be awarded to other executive officers of the Company and other subjective factors.

Incentive Bonus. The Company has an annual incentive compensation plan pursuant to which executive officers and other managers, supervisory and professional personnel are eligible to receive cash bonuses based on the Company's and their personal performance during the year (the “Incentive Plan”). The factors used in determining payments under the Incentive Plan are a specified percentage of each participant’s base salary (“eligible base salary”), his or her performance against personal performance goals, and a Company Performance Percentage comprised of target goals for the Company. The Incentive Plan sets eligible base salary percentages for the President and CEO at 40 percent and all other executive officers at 30 percent. The portion of each participant's eligible base salary will be multiplied by the Company Performance Percentage for the year. Company Performance goals are determined by the Board of Directors at the beginning of the fiscal year and reviewed by the Committee. Subjective assessments of performance may result in adjustments in individual awards.

Stock Option Plans. The Committee administers the Company's stock option plans under which options to purchase the Company's Common Stock may be granted in an effort to align the interests of management with those of shareholders and provide a reward for long-term performance. Options granted by the Company are generally granted with an exercise price equal to the market price of the Company's stock on the date of grant. Accordingly, options will have value to the holder only if the Company's stock price increases beyond the grant price. Outstanding options generally become exercisable at a rate of 25% to 33% per year. All grants are subject to possible acceleration of vesting in connection with certain events leading to a change in control of the Company. Options are granted from time to time to executive officers and other management and supervisory personnel based on recommendations of the CEO. The number of shares of Common Stock subject to each grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer or employee’s current position with the Company, the base salary associated with that position, and the executive officer or employee’s personal performance in recent periods. The Compensation Committee also takes into account the number of vested and unvested options held by the executive officer or employee in order to maintain an appropriate level of equity incentive for that executive officer or employee. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company’s executive officers or employees.

Compensation of Chief Executive Officer. During fiscal year 2005, the base compensation of Philippe Sanchez, the Company's President and Chief Executive Officer, was raised to $275,000. Mr. Sanchez will also participate in a performance bonus program of up to 40% of base salary. The performance bonus plan provides financial incentives based on the Company’s results compared to financial and other metrics established by the Compensation Committee and approved by the Board of Directors. For fiscal 2005, Mr. Sanchez received a bonus of $67,500.

Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during fiscal 2004 will exceed the $1 million limitation.

COMPENSATION COMMITTEE

Paul B. Goodrich, Chairman

Matthew A. Kursh

Compensation Committee Interlocks and Insider Participation

During a substantial portion of the fiscal year ended September 24, 2005, the Compensation Committee of the Board of Directors consisted of Messrs. Goodrich and Kursh. Neither of these individuals has served at any time as an officer or employee of the Company or is an executive officer at any company where an executive officer of the Company serves on the Compensation Committee of the board of directors.

Audit Committee Report

The Audit Committee of the Board of Directors consists of Messrs. Kalow and Holl. Prior to his resignation from the Board of Directors on October 18, 2005, Mr. Ross Chapin was a member of the Board of Directors. Mr. Holl joined the Audit Committee upon his election to the Board on October 18, 2005. The Board has determined that Mr. Kalow is independent with respect to membership on the Audit Committee, based on the definition of independence used by the NASDAQ Stock Market.

The following is a report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 24, 2005, which include the consolidated balance sheets of the Company as of September 24, 2005 and September 25, 2004, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the three years in the period ended September 24, 2005, and the notes thereto.

Since Mr. Holl was not a member of the Audit Committee during fiscal 2005, he is not signing the following report.

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

The Audit Committee has discussed with Williams & Webster, P.S., the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Williams & Webster, P.S. required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Williams & Webster, P.S. its independence from the Company.

Based on the review and discussions referenced to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005.

Since Mr. Holl was not a member of the Audit Committee during any portion of fiscal 2005, he did participate in the Audit Committee’s deliberations regarding the financial statements and accordingly has not signed this report.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Mark A. Kalow

Principal Accountant’s Fees and Services

The following table presents the fees for services rendered by Williams & Webster P.S. during fiscal 2005, and by Ernst & Young LLP during fiscal 2004.

.	2005	2004
Audit fees	$70,000	$ 168,000
Audit-related fees	$0	$2,500
Tax fees	$0	$76,630
All other fees	$0	$0

The Audit Committee did consider whether the provision of non-audit services is compatible with the principal accountants’ independence and concluded that the provision of other non-audit services has been compatible with maintaining the independence of the Company’s external auditors. All services provided by Williams & Webster P.S. to the Company must be pre-approved by the Audit Committee or a designated member of the Audit Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, certain officers and greater-than-10% shareholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company’s Reporting Persons during and with respect to fiscal 2002 have been complied with on a timely basis.

Stock Price Performance Graph

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG PHOTOWORKS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE NASDAQ RETAIL TRADE INDEX

DOLLARS
180
160
140
120
100
80
60
40
20
0
9/00
9/01
9/02
9/03
9/04
9/05
PHOTOWORKS, INC.
NASDAQ STOCK MARKET (U.S.)
NASDAQ RETAIL TRADE

* $100 invested on 9/30/00 in stock or index-
including reinvestment of dividends.
Fiscal year ending September 30.

Shown on this page is a line-graph comparing cumulative total shareholder return on PhotoWorks, Inc. Common Stock for each of the last five fiscal years to the cumulative total return for the Nasdaq Index and the Nasdaq Retail Index. This cumulative return includes the reinvestment of cash dividends.

PROPOSAL 2

Ratification of Independent Auditors

Williams & Webster, P.S. has served as the Company’s independent auditors since 2005 and has been appointed by the Board to continue as the Company’s independent auditors for the fiscal year ending September 30, 2006. Representatives of Williams & Webster, P.S. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

In the event the Stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the fiscal year if the Board believes that such a change would be in the best interests of the Company and its stockholders.

The Company has been informed by Williams & Webster, P.S. that neither the firm no any of its members has any direct financial interest or material indirect financial interest in the Company. Total fees billed by Williams & Webster, P.S. for audit and other professional services were $70,000 for the year ended September 24, 2005. The components of the total fees were as follows:

The Audit Committee has determined that the other professional services provided by Williams & Webster, P.S. are compatible with maintaining the independence of Williams & Webster, P.S.

The Board recommends a vote “FOR” the ratification of the appointment of Williams & Webster, P.S. as the

Company’s Independent Auditors for the year ending September 30, 2006.

Other Business

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

Proposals of Shareholders

The Company's Bylaws provide that advance notice of nominations for the election of directors at a meeting of shareholders must be delivered to or mailed and received by the Company ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders or, in the case of a special meeting of shareholders to elect directors, the close of business on the 10th day following the date on which notice of such meeting is first given to shareholders. The Bylaws also provide that advance notice of proposals to be brought before an annual meeting by a shareholder must be submitted in writing and delivered to or mailed and received by the Company not later than ninety (90) days prior to the date one year from the date of the immediately preceding annual meeting of shareholders.

Each notice of a nomination or proposal of business must contain, among other things, (i) the name and address of the shareholder who intends to make the nomination or proposal; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or to vote at the meeting for the proposal; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder and any material interest of such shareholder in any proposal to be submitted to the meeting; (iv) such other information regarding each nominee or proposals as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) with respect to any nominations, the consent of each nominee to serve as a director of the Company if elected.

A copy of the full text of the provisions of the Company's Bylaws dealing with shareholder nominations and proposals is available to shareholders from the Secretary of the Company upon written request.

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2007 Annual Meeting must submit the proposal to the Company no later than December 1, 2006. Shareholders who intend to present a proposal at the 2007 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than February 14, 2006. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By Order of the Board of Directors

Werner Reisacher

Secretary

March 31, 2006

Seattle, Washington